News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release	Immediately
Date	August 1, 2018
Contact	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Three and Six Months Ended June 30, 2018

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the three and six months ended June 30, 2018.

Operating Results for the Three Months Ended June 30, 2018

For the three months ended June 30, 2018, net income allocable to our common shareholders was $348.3 million or $2.00 per diluted common share, compared to $276.7 million or $1.59 per diluted common share in 2017 representing an increase of $71.6 million or $0.41 per diluted common share.  The increase is due primarily to (i) a $12.3 million increase in self-storage net operating income (described below), (ii) our $24.0 million equity share of a gain on sale of assets recorded by PS Business Parks in the three months ended June 30, 2018, (iii) a $47.4 million increase due to the impact of foreign currency exchange gains and losses associated with our euro denominated debt and (iv) a $14.6 million allocation to preferred shareholders associated with preferred share redemptions in the three months ended June 30, 2017.  These increases were offset partially by a $13.0 million increase in general and administrative expense due to the acceleration of share-based compensation expense accruals for our CEO and CFO in 2018 as a result of their upcoming retirement and the reversal of share-based compensation accruals forfeited by retiring executives in 2017.

The $12.3 million increase in self-storage net operating income is a result of a $4.7 million increase in our Same Store Facilities (as defined below) and a $7.6 million increase in our Non Same Store Facilities (as defined below).  Revenues for the Same Store Facilities increased 1.5% or $8.5 million in the three months ended June 30, 2018 as compared to 2017, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 2.6% or $3.8 million in the three months ended June 30, 2018 as compared to 2017, due primarily to increased property taxes.  The increase in net operating income of $7.6 million for the Non Same Store Facilities is due primarily to the impact of 137 self-storage facilities acquired and developed since January 2016.

Operating Results for the Six Months Ended June 30, 2018

For the six months ended June 30, 2018, net income allocable to our common shareholders was $636.1 million or $3.65 per diluted common share, compared to $557.8 million or $3.20 in 2017 representing an increase of $78.3 million or $0.45 per diluted common share.  The increase is due primarily to (i) a $25.9 million increase in self-storage net operating income, (ii) our $34.9 million equity share of gains recorded by PS Business Parks in the six months ended June 30, 2018, (iii) a $41.1 million increase due to the impact of foreign currency exchange gains and losses associated with our euro denominated debt and (iv) a $14.6 million allocation to preferred shareholders associated with preferred share redemptions in the six months ended June 30, 2017.  These increases were offset partially by a $21.0 million increase in general and administrative expense due to the acceleration of share-based compensation expense accruals for our CEO and CFO in 2018 as a result of their upcoming retirement and the reversal of share-based compensation accruals forfeited by retiring executives in 2017.

The $25.9 million increase in self-storage net operating income is a result of an $11.2 million increase in our Same Store Facilities and $14.7 million increase in our Non Same Store Facilities.  Revenues for the Same Store Facilities increased 1.8% or $20.0 million in the six months ended June 30, 2018 as compared to 2017, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 3.0% or $8.8 million in the six months ended June 30, 2018 as compared to 2017, due primarily to increased property taxes, property manager payroll, and allocated overhead.  The increase in net operating income of $14.7 million for the Non Same Store Facilities is due primarily to the impact of 137 self-storage facilities acquired and developed since January 2016.

Funds from Operations

For the three months ended June 30, 2018, funds from operations (“FFO”) was $2.65 per diluted common share, as compared to $2.31 in 2017, representing an increase of 14.7%.  FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

For the six months ended June 30, 2018, FFO was $5.02 per diluted common share, as compared to $4.65 in 2017, representing an increase of 8.0%.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) EITF D-42 charges related to the redemption of preferred securities and (iii) accelerations of accruals due to the upcoming retirement of our CEO and CFO and reversals of accruals with respect to share-based awards forfeited by retiring senior executive officers.  We review Core FFO per share to evaluate our ongoing operating performance and we believe it is used by investors and REIT analysts in a similar manner.  However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
			Percentage			Percentage
	2018	2017	Change	2018	2017	Change

FFO per share	$2.65	$2.31	14.7%	$5.02	$4.65	8.0%
Eliminate the per share impact of
items excluded from Core FFO, including
our equity share from investments:
Foreign currency exchange (gain) loss	(0.13)	0.15		(0.06)	0.18
Application of EITF D-42	-	0.08		-	0.08
Acceleration (reversal) of share-based
compensation expense due to
executive officer retirement	0.04	(0.03)		0.09	(0.03)
Other items	0.01	-		-	-
Core FFO per share	$2.57	$2.51	2.4%	$5.05	$4.88	3.5%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized level of occupancy, revenues and cost of operations since January 1, 2016.  We review the operations of our Same Store Facilities, which excludes facilities whose operating trends are significantly affected by factors such as casualty events, as well as recently developed or acquired facilities, to more effectively evaluate the ongoing performance of our self-storage portfolio in 2016, 2017 and 2018.  We believe the Same Store information is used by investors and REIT analysts in a similar manner.  The Same Store pool decreased from 2,052 facilities at March 31, 2018 to 2,048 facilities at June 30, 2018. The following table summarizes the historical operating results of these 2,048 facilities (131.3 million net rentable square feet) that represent approximately 82% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2018.

Selected Operating Data for the Same
Store Facilities (2,048 facilities)
(unaudited):
Three Months Ended June 30,				Six Months Ended June 30,
			Percentage			Percentage
2018		2017	Change	2018	2017	Change

(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
Rental income	$534,997	$526,249	1.7%	$1,058,876	$1,039,210	1.9%
Late charges and administrative fees	23,654	23,887	(1.0)%	48,318	47,998	0.7%
Total revenues (a)	558,651	550,136	1.5%	1,107,194	1,087,208	1.8%

Cost of operations:
Property taxes	59,174	56,066	5.5%	117,566	111,928	5.0%
On-site property manager payroll	27,847	27,554	1.1%	56,511	55,061	2.6%
Supervisory payroll	9,296	9,895	(6.1)%	18,891	20,035	(5.7)%
Repairs and maintenance	10,948	11,203	(2.3)%	20,352	20,873	(2.5)%
Snow removal	654	194	237.1%	2,787	2,216	25.8%
Utilities	9,556	9,339	2.3%	20,379	19,552	4.2%
Advertising and selling	7,706	8,138	(5.3)%	14,229	14,937	(4.7)%
Other direct property costs	14,521	14,247	1.9%	29,557	28,520	3.6%
Allocated overhead	11,100	10,335	7.4%	24,182	22,533	7.3%
Total cost of operations (a)	150,802	146,971	2.6%	304,454	295,655	3.0%
Net operating income (b)	$407,849	$403,165	1.2%	$802,740	$791,553	1.4%

Gross margin	73.0%	73.3%	(0.4)%	72.5%	72.8%	(0.4)%

Weighted average for the period:
Square foot occupancy	94.0%	94.6%	(0.6)%	93.1%	93.8%	(0.7)%
Realized annual rental income per (c):
Occupied square foot	$17.35	$16.95	2.4%	$17.32	$16.87	2.7%
Available square foot (“REVPAF”)	$16.30	$16.03	1.7%	$16.13	$15.83	1.9%
At June 30:
Square foot occupancy				93.7%	94.7%	(1.1)%
Annual contract rent per occupied
square foot (d)				$17.93	$17.63	1.7%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of self-storage net operating income (“NOI”) to operating income.

(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)	Contract rent represents the applicable contractual monthly rent charged to our tenants, excluding the impact of promotional discounts, late charges and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2018	$548,543	$558,651
2017	$537,072	$550,136	$568,429	$555,588	$2,211,225

Total cost of operations:
2018	$153,652	$150,802
2017	$148,684	$146,971	$148,198	$118,351	$562,204

Property taxes:
2018	$58,392	$59,174
2017	$55,862	$56,066	$55,855	$32,332	$200,115

Repairs and maintenance, including
snow removal expenses:
2018	$11,537	$11,602
2017	$11,692	$11,397	$11,421	$11,983	$46,493

Advertising and selling expense:
2018	$6,523	$7,706
2017	$6,799	$8,138	$6,972	$6,802	$28,711

REVPAF:
2018	$15.96	$16.30
2017	$15.63	$16.03	$16.54	$16.17	$16.09

Weighted average realized annual
rent per occupied square foot:
2018	$17.30	$17.35
2017	$16.79	$16.95	$17.49	$17.37	$17.15

Weighted average occupancy levels
for the period:
2018	92.3%	94.0%
2017	93.1%	94.6%	94.6%	93.1%	93.8%

Property Operations – Non Same Store Facilities

The Non Same Store Facilities at June 30, 2018 represent 355 facilities that were not stabilized with respect to occupancies or rental rates since January 1, 2016 or that we did not own as of January 1, 2016.  The following table summarizes operating data with respect to the Non Same Store Facilities (unaudited).  Additional data and metrics with respect to these facilities is included in the MD&A in our June 30, 2018 Form 10-Q.

NON SAME STORE	Three Months Ended June 30,			Six Months Ended June 30,
FACILITIES	2018	2017	Change	2018	2017	Change

	(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
2018 acquisitions	$459	$-	$459	$526	$-	$526
2017 acquisitions	7,116	799	6,317	13,976	1,138	12,838
2016 acquisitions	9,761	9,031	730	19,190	17,612	1,578
2016 - 2018 new developments	8,618	3,630	4,988	15,738	5,957	9,781
2013 - 2015 new developments	6,591	6,151	440	12,992	11,949	1,043
Other facilities	54,010	54,452	(442)	107,127	108,113	(986)
Total revenues	86,555	74,063	12,492	169,549	144,769	24,780

Cost of operations before depreciation
and amortization expense:
2018 acquisitions	165	-	165	187	-	187
2017 acquisitions	2,459	229	2,230	4,966	380	4,586
2016 acquisitions	3,521	3,502	19	7,158	6,984	174
2016 - 2018 new developments	4,937	2,918	2,019	8,992	5,214	3,778
2013 - 2015 new developments	2,098	1,913	185	4,197	3,780	417
Other facilities	15,894	15,662	232	32,109	31,160	949
Total cost of operations	29,074	24,224	4,850	57,609	47,518	10,091

Net operating income:
2018 acquisitions	294	-	294	339	-	339
2017 acquisitions	4,657	570	4,087	9,010	758	8,252
2016 acquisitions	6,240	5,529	711	12,032	10,628	1,404
2016 - 2018 new developments	3,681	712	2,969	6,746	743	6,003
2013 - 2015 new developments	4,493	4,238	255	8,795	8,169	626
Other facilities	38,116	38,790	(674)	75,018	76,953	(1,935)
Net operating income (a)	$57,481	$49,839	$7,642	$111,940	$97,251	$14,689

(a)	See attached reconciliation of self-storage net operating income (“NOI”) to operating income.

Investing and Capital Activities

During the three months ended June 30, 2018, we acquired three self-storage facilities (one each in Indiana, Kentucky and South Carolina) with 0.2 million net rentable square feet for $16.0 million. For the six months ended June 30, 2018, we acquired five self-storage facilities (one each in Indiana, Kentucky, Nebraska, South Carolina and Tennessee) with 0.4 million net rentable square feet for $33.9 million. Subsequent to June 30, 2018, we acquired or were under contract to acquire fourteen self-storage facilities (six in Minnesota, two in Texas, one each in Colorado, Florida, Kentucky, Ohio, South Carolina and Tennessee) with 0.8 million net rentable square feet for $95.2 million.

During the three months ended June 30, 2018, we completed seven newly developed facilities and various expansion projects (1.2 million net rentable square feet) costing $135 million.  For the six months ended June 30, 2018, we completed eleven newly developed facilities and various expansion projects (1.7 million net rentable square feet) costing an aggregate of $195 million. At June 30, 2018, we had various facilities in development (2.2 million net rentable square feet) estimated to cost $315 million and various expansion projects (3.9 million net rentable square feet) estimated to cost $364 million.  The remaining $445 million of development costs for these projects is expected to be incurred primarily in the next 18 months.

As previously reported, Shurgard Europe is considering an initial public offering.  On July 13, 2018, we received a cash distribution from Shurgard Europe totaling $145.4 million, representing our 49% share of an aggregate dividend totaling $296.8 million.  The dividend was funded by Shurgard Europe in part through proceeds from a bank loan.  During the three months ended June 30, 2018, Shurgard Europe acquired five self-storage facilities in Sweden (0.3 million net rentable square feet) for an aggregate of $46 million.

Distributions Declared

On July 25, 2018, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on September 27, 2018 to shareholders of record as of September 12, 2018.

Second Quarter Conference Call

A conference call is scheduled for August 2, 2018 at 11:00 a.m. (PDT) to discuss the second quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 5787104). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, News and Events, Events Calendar.”  A replay of the conference call may be accessed through August 15, 2018 by calling (800) 585-8367 (domestic), (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, News and Events, Events Calendar.” All forms of replay utilize conference ID number 5787104.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At June 30, 2018, we had interests in 2,402 self-storage facilities located in 38 states with approximately 160 million net rentable square feet in the United States and 228 storage facilities located in seven Western European nations with approximately 12 million net rentable square feet operated under the “Shurgard” brand.  We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at June 30, 2018.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2018 and in our other filings with the SEC and the following: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws, and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing environmental, taxes, our tenant reinsurance business and labor, and risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; changes in federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our business, customer and employee relationships; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays in the development process; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release.  All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement.  We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.  Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenues:
Self-storage facilities	$645,206	$624,199	$1,276,743	$1,231,977
Ancillary operations	40,322	40,113	78,709	77,882
	685,528	664,312	1,355,452	1,309,859

Expenses:
Self-storage cost of operations	179,876	171,195	362,063	343,173
Ancillary cost of operations	11,101	11,383	21,741	22,307
Depreciation and amortization	119,777	110,177	237,756	221,106
General and administrative	31,329	14,992	62,849	40,020
	342,083	307,747	684,409	626,606

Operating income	343,445	356,565	671,043	683,253

Other income (expense):
Interest and other income	6,328	4,155	11,872	8,153
Interest expense	(8,388)	(1,116)	(16,495)	(2,164)
Equity in earnings of unconsolidated real estate entities	41,963	20,068	72,758	40,017
Gain on real estate investment sales	-	975	424	975
Foreign currency exchange gain (loss)	21,944	(25,440)	10,126	(31,006)
Net income	405,292	355,207	749,728	699,228
Allocation to noncontrolling interests	(1,490)	(1,505)	(2,929)	(3,084)
Net income allocable to Public Storage shareholders	403,802	353,702	746,799	696,144
Allocation of net income to:
Preferred shareholders – distributions	(54,077)	(61,281)	(108,158)	(121,402)
Preferred shareholders – redemptions	-	(14,638)	-	(14,638)
Restricted share units	(1,425)	(1,102)	(2,522)	(2,292)
Net income allocable to common shareholders	$348,300	$276,681	$636,119	$557,812

Per common share:
Net income per common share – Basic	$2.00	$1.59	$3.66	$3.22
Net income per common share – Diluted	$2.00	$1.59	$3.65	$3.20
Weighted average common shares – Basic	173,932	173,602	173,912	173,483
Weighted average common shares – Diluted	174,224	174,075	174,186	174,072

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	June 30, 2018	December 31, 2017
ASSETS	(Unaudited)

Cash and equivalents	$338,419	$433,376

Operating real estate facilities:
Land and buildings, at cost	14,944,632	14,665,989
Accumulated depreciation	(5,923,687)	(5,700,331)
	9,020,945	8,965,658
Construction in process	234,044	264,441
Investments in unconsolidated real estate entities	762,247	724,173
Goodwill and other intangible assets, net	207,390	214,957
Other assets	129,917	130,287
Total assets	$10,692,962	$10,732,892

LIABILITIES AND EQUITY

Senior unsecured notes	$1,392,516	$1,402,109
Mortgage notes	28,318	29,213
Accrued and other liabilities	351,336	337,201
Total liabilities	1,772,170	1,768,523

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 161,000 shares issued (in series) and outstanding,
(161,000 at December 31, 2017) at liquidation preference	4,025,000	4,025,000
Common Shares, $0.10 par value, 650,000,000 shares authorized,
173,937,035 shares issued and outstanding, (173,853,370 shares
at December 31, 2017)	17,394	17,385
Paid-in capital	5,673,078	5,648,399
Accumulated deficit	(735,065)	(675,711)
Accumulated other comprehensive loss	(84,601)	(75,064)
Total Public Storage shareholders’ equity	8,895,806	8,940,009
Noncontrolling interests	24,986	24,360
Total equity	8,920,792	8,964,369
Total liabilities and equity	$10,692,962	$10,732,892

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution

(Unaudited – amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Computation of FFO per Share:

Net income allocable to common shareholders	$348,300	$276,681	$636,119	$557,812
Eliminate items excluded from FFO:
Depreciation and amortization	119,777	110,177	237,756	221,106
Depreciation from unconsolidated real estate investments	19,308	17,368	38,623	34,581
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(1,014)	(837)	(1,932)	(1,799)
Gains on sale of real estate investments, including
our equity share from investments	(23,873)	(1,466)	(35,764)	(3,077)
FFO allocable to common shares (a)	$462,498	$401,923	$874,802	$808,623
Diluted weighted average common shares	174,224	174,075	174,186	174,072
FFO per share (a)	$2.65	$2.31	$5.02	$4.65

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share—Diluted	$2.00	$1.59	$3.65	$3.20
Eliminate per share amounts excluded from FFO:
Depreciation and amortization allocable to
common shareholders	0.79	0.73	1.58	1.46
Gains on sale of real estate investments, including
our equity share from investments and other	(0.14)	(0.01)	(0.21)	(0.01)
FFO per share (a)	$2.65	$2.31	$5.02	$4.65

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$462,498	$401,923	$874,802	$808,623
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of
cash paid	17,080	4,085	22,989	799
Foreign currency exchange (gain) loss	(21,944)	25,440	(10,126)	31,006
Application of EITF D-42, including our equity
share from investments	-	14,638	-	14,638
Less: Capital expenditures to maintain real estate facilities	(28,883)	(26,490)	(53,227)	(53,540)

FAD (a)	$428,751	$419,596	$834,438	$801,526

Distributions paid to common shareholders and restricted
share units	$348,984	$348,372	$697,995	$696,585

Distribution payout ratio	81.4%	83.0%	83.6%	86.9%

Distributions per common share	$2.00	$2.00	$4.00	$4.00

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents net income before real estate depreciation, gains or losses and impairment charges, which are excluded because they are based upon historical real estate costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures.  We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner.  FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to

Operating Income

(Unaudited – amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Self-storage revenues for:
Same Store Facilities	$558,651	$550,136	$1,107,194	$1,087,208
Non Same Store Facilities	86,555	74,063	169,549	144,769
Self-storage revenues	645,206	624,199	1,276,743	1,231,977

Self-storage cost of operations for:
Same Store Facilities	150,802	146,971	304,454	295,655
Non Same Store Facilities	29,074	24,224	57,609	47,518
Self-storage cost of operations	179,876	171,195	362,063	343,173

Self-storage net operating income for:
Same Store Facilities	407,849	403,165	802,740	791,553
Non Same Store Facilities	57,481	49,839	111,940	97,251
Self-storage net operating income (a)	465,330	453,004	914,680	888,804
Ancillary revenues	40,322	40,113	78,709	77,882
Ancillary cost of operations	(11,101)	(11,383)	(21,741)	(22,307)
Depreciation and amortization	(119,777)	(110,177)	(237,756)	(221,106)
General and administrative expense	(31,329)	(14,992)	(62,849)	(40,020)
Operating income on our income statement	$343,445	$356,565	$671,043	$683,253

(a)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical real estate costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions.  We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends.  We believe that investors and analysts utilize NOI in a similar manner.  NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.